                                                                    EXHIBIT 99.3


                        RICHMOND COUNTY FINANCIAL CORP.

                              MERGER PRESENTATION

                           BAYONNE BANCSHARES, INC.
                            IRONBOUND BANKCORP, NJ

                              RCBK - FSNJ - IBDB

                        "A Bridge to Community Banking"

                                 JULY 20, 1998

                          FORWARD-LOOKING INFORMATION


This presentation contains estimates of future operating results for 1998 and 1999 for both Richmond County Financial Corp. (RCBK), Bayonne Bancshares, Inc.
(FSNJ) and Ironbound Bankcorp, NJ (IBDB) on a stand-alone and pro forma combined basis, as well as estimates of financial condition, operating efficiencies and revenue creation on a combined basis. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the mergers, cannot be fully realized or realized within the expected time frame; (2) revenues following the mergers are lower than expected; (3) competitive pressures among depository institutions increase significantly; (4) costs or difficulties related to the integration of the businesses are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the states in which the combined company will be doing business are less favorable than expected, and (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

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

                   PRO FORMA RICHMOND COUNTY FINANCIAL CORP.

                               BRANCH LOCATIONS

                              [MAP APPEARS HERE]

                                   SNAPSHOT

                                  FSNJ - IBDB

>       RCBK's entry into New Jersey

> FSNJ has four (4) retail banking offices in Bayonne, New Jersey with $646.1 million in assets and $424 million in deposits. It has an estimated 40% deposit market share in the City of Bayonne and an estimated 6% deposit market share in Hudson County

> IBDB is a $114 million commercial bank located in the Ironbound section of Newark, New Jersey. It has three (3) banking offices and $102 million of retail deposits

>       Both mergers accounted for as pooling-of-interests


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

                           SNAPSHOT OF COMBINATIONS



>       Unitary thrift holding company

> 20 retail banking offices - 12 in Staten Island, 1 in Brooklyn and 7 in New Jersey

> Acquired New Jersey banking offices within 10 miles of RCBK headquarters ("in-market")

> $2.4 billion in assets, $1.5 billion in deposits and $438.5 million in equity

>       18.6% equity/assets

>       $888 million in core deposits (60.18% of Total Deposits)

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

                                DEAL ECONOMICS



> Total value of both deals approximately $200 million, 10,989,068 shares to be issued

>       175% FSNJ's book value and 235% of IBDB's book value

>       17.54% premium to FSNJ's deposits and 14.96% premium to IBDB's deposits

>       27.58 x FSNJ's LTM EPS and 21.2 x IBDB's LTM EPS

> 17.1 x FSNJ's next twelve months EPS (inclusive of 40% estimated cost savings)

> 12.5 x IBDB's next twelve months EPS (inclusive of 30% estimated cost savings)

> 40% estimated cost savings at FSNJ and 30% estimated cost savings at IBDB

>       Estimated to be accretive in Fiscal June 30, 1999 earnings by 1 to 2%

>       First 12 months of combined operations estimated accretion of 3 to 5%

>       One time charges of approximately $7.8 million, after taxes

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

                                 DEAL PRICING


                                         RECENT                            RECENT
                        RCBK - FSNJ      THRIFT         RCBK - IBDB      COMMERCIAL
                        MERGER (a)      MERGERS (b)     MERGER (a)      BANK MERGERS (b)
                        ------------    -----------     -----------     ----------------
MERGERS (b)

Last Twelve
Month Net Income             27.58x         26.5x          19.96x            37.7x

Price to
Tangible Book Value            175%          230%            235%             259%

Premium to Deposits          17.54%         21.6%          14.96%            25.0%

(a)   Based on RCBK closing price of $18.125 on July 17, 1998

(b) Selected Mid-Atlantic Commercial Bank Transactions since January 1, 1998 less than $100 million deal value
      Selected Nationwide Savings Institution Transactions since January 1, 1998 greater than $15 million in deal value (FSNJ Comparison)

                                DEAL STRUCTURE

>       Tax free exchange

>       FSNJ deal - 1.05 RCBK share for each FSNJ share

>       IBDB deal - 1.45 RCBK share for each IBDB share

>       Pooling of interests - accounting

                                  DEAL STATUS

>       Due diligence completed

>       Definitive agreements signed

>       Pending regulatory and shareholder approval

>       Targeting completion - late 1998, early 1999

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

                              STRATEGIC BENEFITS

> Initial footprint into New Jersey market to capitalize on and add value to local community franchises

>       Significant cost savings

>       Acquiring low cost funding

>       Addition of commercial banking expertise

>       Maintain one bank structure for efficiency

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

                       PROJECTED COST SAVINGS/SYNERGIES

                        FSNJ                                    IBDB
------------------------------------------      ------------------------------------------
                            (In Thousands)                                  (In Thousands)

Salaries and Benefits            $3,300         Salaries and Benefits            $  366

Audit/Tax/Legal/Consulting          572         Occupancy and Equipment             185

Data Processing                     500         Audit/Tax/Legal/Consulting          145

Shareholder Expenses                125         Data Processing                     130

Other Expenses                      200         Deposit Premiums                    135
                               -----------
                                 $4,697         Shareholder Expenses                 80
                               ===========
                                                Other Expenses                      130
                                                                               -----------
                                                                                 $1,171
                                                                               ===========
Approximately                       40%         Approximately                       30%


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

                             PRO FORMA HIGHLIGHTS
                                (In Thousands)



                                            RCBK             FSNJ             IBDB          RICHMOND
                                        June 30, 1998   March 31, 1998    June 30, 1998     PRO FORMA
Total Assets                              $1,595,844       $646,058         $113,744       $2,355,646

Total Deposits                               950,808        423,545          101,760        1,476,113

Core Deposits                                625,460        191,235           71,606          888,301

Core Deposits % to Total Deposits             65.78%         45.15%           70.37%           60.18%

Total Loans, Net                             644,469        235,465           41,187          921,121

Total Borrowings                             306,000        115,000             -             421,000

Total Shareholders' Equity                   328,595         98,649           11,252          438,496

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